UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2009
FAIR ISAAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 3200 Minneapolis, Minnesota		55402-3232

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 612-758-5200
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     Effective August 25, 2009, the board of directors (the “Board”) of Fair Isaac Corporation (the “Company”) adopted amendments to the Company’s by-laws.
     The amendments specify requirements that must be complied with for stockholders to properly bring business at an annual meeting of stockholders or to nominate a person to serve as a director of the Company. The amendments provide that, to be timely, a stockholder’s notice of business to be brought before an annual meeting or notice of nomination of a director generally must be delivered not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, subject to any final proxy access rules the Securities and Exchange Commission may adopt with regard to director nominations. The previous provision provided that such notice generally needed to be given not less than 60 nor more than 90 days prior to the scheduled date of the meeting. The amendments also set forth additional information that must be included in a stockholder’s notice to the Company to properly bring business before an annual meeting or nominate a director.
     The Board also adopted an amendment providing that an annual meeting of stockholders for the election of directors will be held at such date and time as the Board may designate from time to time. The previous provision provided an appointed date and time for an annual meeting that could be altered to a time designated by the Board.
     The final amendment the Board adopted to the Company’s by-laws provides that the number of directors that constitutes the Board will be determined from time to time by resolution of the Board. The previous provision set the number of directors at 10.
     The foregoing description of the amendments to the Company's by-laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Company’s amended by-laws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit.

3.1	By-laws of Fair Isaac Corporation (as of August 25, 2009)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION
	By	/s/ Mark R. Scadina
Mark R. Scadina
Date: August 28, 2009		Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Method
Exhibit	Description	of Filing
3.1	By-laws of Fair Isaac Corporation (as of August 25, 2009)	Filed Electronically